
                                                                                   Exhibit 11.0

                                COMPUTATION OF EARNINGS PER SHARE

                                                         Three months ended    Six months ended
                                                           June 30, 2005         June 30, 2005
                                                         --------------------------------------
Income available to common stockholders                    $     85,883            $    188,766

Weighted average shares outstanding                           2,396,121               2,311,198

Basic earnings per share                                   $       0.04            $       0.08

Income for diluted earnings per share                      $     85,883            $    188,766

Total weighted average common shares and
    equivalents outstanding for diluted computation           2,396,121               2,311,198

Diluted earnings per share                                 $       0.04            $       0.08




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